Exhibit 99

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2008 will no doubt go down as one of the most, if not the most, turbulent year in the history of our Nation’s economy and banking system. Moreover, as we begin 2009, the outlook is unsettling at best. As CEO, I see no reason to reiterate what you already know about the economy and the macro events of 2008. Rather I will go straight to First Mid’s 2008 performance.

First and foremost, we ended the year with a strong capital position that exceeded—by a substantial margin—the requirements for the regulatory definition of “well-capitalized.” The specific ratios for the Bank, which are on the second page of this report, increased during 2008. The book value of our stock also increased in 2008 and ended the year at $13.50 per share, up from $12.82 per share on December 31, 2007. This was accomplished while paying a dividend of $.38 per share in 2008 and repurchasing approximately $6.8 million of our common stock in open-market or privately negotiated transactions.

Our balance sheet is also quite liquid as we ended the year with $68.9 million of excess funds sold as compared to $2.4 million a year earlier.  This was accomplished mostly as a result of an increase in our deposit balances from $770.6 million at the end of 2007 to $806.4 million on December 31, 2008.  As I mentioned to you in my third quarter letter, the increase in liquidity was by design and is part of a process we began nearly a year ago.

The economy seems likely to remain weak for the foreseeable future and many businesses and households will no doubt be under some amount of financial stress.  As a result we increased our allowance for loan losses from $6.1 million at the end of 2007 to $7.6 million at the end of 2008.  We took this action in spite of the fact that the total amount of our nonperforming loans declined slightly during the year from $7.5 million on December 31, 2007 to $7.3 million on December 31, 2008.  The allowance account now represents 104% of nonperforming loans. A negative statistic which I must point out deals with the level of other real estate owned (OREO). OREO represents property we have acquired through foreclosure proceedings or in some cases a process known as deed in lieu of foreclosure. Regardless of how acquired, our OREO balances now amount to $2.4 million as compared to $.7 million on December 31, 2007.  These are assets upon which we earn no interest and they are a burden to our operations.  We actively attempt to market these OREO properties but this is a difficult process in this environment.

Our earnings for 2008 amounted to $10.5 million ($1.67 per diluted share) as compared with $10.2 million ($1.57 per diluted share) in 2007.  Given the difficult environment we are in, I am pleased with the increase in profitability.  The increase was made possible largely through an increase in the net interest margin from 3.43% in 2007 to 3.73% in 2008 and in spite of an increase in the provision for loan losses from $.9 million in 2007 to $3.6 million in 2008.  The provision increase was the result of our desire to increase the allowance for loan losses as previously mentioned and to replenish the allowance account for loans which we charged off during the course of the year.  Net charge offs in 2008 amounted to $2.1 million as compared to $.6 million in 2007. There are other matters as well which impacted our performance and these are noted in the comparative financial statements and tables appearing on the second page.

There are two other events of note which I want to mention in this letter.  First, I am very pleased to announce that in January 2009, Benjamin I. Lumpkin joined the Board of Directors of First Mid-Illinois Bancshares, Inc. and First Mid-Illinois Bank & Trust, N.A. The Lumpkin family has been involved with First Mid for many years and Ben is a welcome addition to our Board.  He brings a wealth of knowledge and we all look forward to working with him.

The second matter that I want to comment about is the private placement of up to $25 million of non-cumulative perpetual convertible preferred stock announced on December 11, 2008. Our goal is to complete the private placement by mid-February 2009. The purpose of the offering is to provide Tier 1 Capital for regulatory purposes, improve our already strong capital position, and put First Mid in a position to respond to the challenges and opportunities which will inevitably lie ahead. The preferred stock offered in the proposed private placement will not be registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and applicable state securities laws.

Thank you for your continued support, and as always, feel free to contact me if you desire additional information.

Very Truly Yours,

/s/ William S. Rowland

William S. Rowland
Chairman and Chief Executive Officer

February 2, 2009

Forward Looking Statement-This report may contain certain forward-looking statements, such as discussions of the Company’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1955. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are identified by use of the words “believe,” ”expect,” ”intend,” ”anticipate,” ”estimate,” ”project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including those described in Item 1A-“Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and the Company’s other filings with the SEC, and changes in interest rates, general economic conditions and those in the Company’s market area, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios and the valuation of the investment portfolio, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles, policies and guidelines. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Dec 31	Dec 31
	2008	2007

Assets
Cash and due from banks	$17,756	$28,737
Federal funds sold and other interest-bearing deposits	68,887	2,386
Investment securities:
Available-for-sale, at fair value	169,476	184,033
Held-to-maturity, at amortized cost (estimated fair value of $609 and
$1,194 at September 2008 and December 31, 2007, respectively)	599	1,178
Loans	741,938	748,161
Less allowance for loan losses	(7,587)	(6,118)
Net loans	734,351	742,043
Premises and equipment, net	14,985	15,520
Goodwill, net	17,363	17,363
Intangible assets, net	3,562	4,327
Other assets	22,721	20,751
Total assets	$1,049,700	$1,016,338

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$119,986	$124,486
Interest bearing	686,368	646,097
Total deposits	806,354	770,583
Repurchase agreements with customers	80,708	68,300
Other borrowings	50,750	67,250
Junior subordinated debentures	20,620	20,620
Other liabilities	8,490	9,133
Total liabilities	966,922	935,886
Stockholders’ Equity:
Common stock ($4 par value; authorized 18,000,000 shares; issued
7,251,234 shares in 2008 and 7,135,113 shares in 2007)	29,017	28,450
Additional paid-in capital	25,289	23,308
Retained earnings	58,059	49,895
Deferred compensation	2,787	2,568
Accumulated other comprehensive income (loss)	(416)	1,096
Treasury stock at cost, 1,055,597 shares in 2008 and 858,396
in 2007	(31,958)	(24,955)
Total stockholders’ equity	82,778	80,452
Total liabilities and stockholders’ equity	$1,049,700	$1,016,338

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands) (unaudited)
For the years ended December 31,	2008	2007

Interest income:
Interest and fees on loans	$47,748	$50,557
Interest on investment securities	8,559	9,160
Interest on federal funds sold & other deposits	759	214
Total interest income	57,066	59,931
Interest expense:
Interest on deposits	16,592	21,591
Interest on repurchase agreements with customers	872	2,419
Interest on other borrowings	2,484	2,849
Interest on subordinated debt	1,396	1,570
Total interest expense	21,344	28,429
Net interest income	35,722	31,502
Provision for loan losses	3,559	862
Net interest income after provision for loan losses	32,163	30,640
Non-interest income:
Trust revenues	2,666	2,607
Brokerage commissions	574	528
Insurance commissions	1,978	1,950
Services charges	5,571	5,621
Securities gains (losses), net	293	256
Mortgage banking revenues	437	482
Other	3,745	3,217
Total non-interest income	15,264	14,661
Non-interest expense:
Salaries and employee benefits	16,876	16,408
Net occupancy and equipment expense	4,959	4,831
Amortization of intangible assets	766	821
Other	8,859	7,995
Total non-interest expense	31,460	30,055
Income before income taxes	15,967	15,246
Income taxes	5,443	5,087
Net income	$10,524	$10,159

Per Share Information (unaudited)
For the years ended December 31,	2008	2007
Basic earnings per share	$1.69	$1.60
Diluted earnings per share	$1.67	$1.57
Book value per share at September 30	$13.50	$12.82
Market price of stock at September 30	$22.20	$26.05

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands) (unaudited)
For the years ended December 31,	2008	2007

Balance at beginning of period	$80,452	$75,786
Net income	10,524	10,159
Dividends on stock	(2,360)	(2,377)
Issuance of stock	1,960	1,601
Purchase of treasury stock	(6,784)	(6,481)
Deferred compensation and other adjustments	498	687
Changes in accumulated other comprehensive income (loss)	(1,512)	1,077
Balance at end of period	$82,778	$80,452

SUBSIDIARY BANK CAPITAL RATIOS		Threshold
	As of	for “Well-
	Dec 31	Capitalized”
	2008	Designation

Leverage ratio	9.16%	5%
Tier 1 capital to risk-weighted assets	12.02%	6%
Total capital to risk-weighted assets	13.00%	10%